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                                 Exhibit 5(a)
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                   [Lewis, Rice & Fingersh, L.C. letterhead]


                                 April 1, 1998


Agribrands International, Inc.
9811 South Forty Drive
St. Louis, Missouri 63124

            Re: Registration on Form S-8 of 2,750,000 Shares of Common Stock for Issuance Pursuant to the Agribrands
                  International, Inc. 1998 Incentive Stock Plan

Gentlemen:

      In connection with the registration with the Securities and Exchange Commission of 2,750,000 shares of common stock, $0.01 par value per share (the "Securities"), of Agribrands International, Inc. (the "Company"), you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities in connection with the Agribrands International, Inc. 1998 Incentive Stock Plan.

      As counsel to the Company, we have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") with respect to the Securities. We have examined and are familiar with the Company's Articles of Incorporation, Bylaws, records of corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have deemed necessary for purposes of this opinion.

      Based on the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Plan, be legally issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,

                                    LEWIS, RICE & FINGERSH, L.C.

                                    /s/ LEWIS, RICE & FINGERSH, L.C